SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive proxy statement
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INSIGHTFUL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 17, 2003

Dear Stockholder:

You are cordially invited to attend Insightful Corporation’s 2003 Annual Meeting of Stockholders. The annual meeting will be held on Wednesday, May 14, 2003, at 9:00 a.m., Seattle time, at the offices of Orrick, Herrington & Sutcliffe LLP, 719 Second Avenue, Suite 900, Seattle, Washington.

At the annual meeting you will be asked to elect two Class I directors to Insightful’s Board of Directors and approve the Insightful Corporation 2003 Employee Stock Purchase Plan.

The Board of Directors recommends that you vote “FOR” each of the proposals.

You should read carefully the accompanying Notice of Annual Meeting of Stockholders and the proxy statement for additional information. Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. Your stock will be voted in accordance with the instructions you give in your proxy. If you attend the annual meeting, you may vote in person if you wish, even if you previously returned your proxy card. Your prompt cooperation is greatly appreciated.

Sincerely,

Shawn F. Javid

President and Chief Executive Officer

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

INSIGHTFUL CORPORATION

1700 WESTLAKE AVENUE NORTH

SUITE 500

SEATTLE, WASHINGTON 98109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Insightful Corporation:

The Annual Meeting of Stockholders of Insightful Corporation, a Delaware corporation, will be held on Wednesday, May 14, 2003 at 9:00 a.m., Seattle time, at the offices of Orrick, Herrington & Sutcliffe LLP, 719 Second Avenue, Suite 900, Seattle, Washington, for the following purposes:

1.	to elect two Class I directors to serve for a three-year term.

2.	to consider and act upon a proposal to adopt the Insightful Corporation 2003 Employee Stock Purchase Plan.

3.	to transact such other business as may properly come before the meeting or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS.

These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on March 31, 2003 as the record date for the meeting. Only stockholders of record on the record date are entitled to notice of, and to vote at, the meeting. You are cordially invited to attend the annual meeting.

To ensure your representation at the meeting, however, you should complete, sign, date and return the enclosed proxy card as promptly as possible. Your shares will be voted in accordance with the instructions you give in your proxy. You may revoke your proxy at any time before it is voted by signing and returning a proxy for the same shares bearing a later date, by filing with the Assistant Secretary of Insightful a written revocation bearing a later date or by attending the meeting and voting in person.

By Order of the Board of Directors

Kenneth J. Moyle, Jr.

General Counsel and Secretary

Seattle, Washington

April 17, 2003

INSIGHTFUL CORPORATION

PROXY STATEMENT

April 17, 2003

We are furnishing this proxy statement to holders of common stock of Insightful Corporation, a Delaware corporation, with principal executive offices at 1700 Westlake Avenue North, Suite 500, Seattle, Washington 98109, in connection with the solicitation of proxies in the form enclosed by the Board of Directors of Insightful for use at the Annual Meeting of Stockholders to be held on Wednesday, May 14, 2003, at 9:00 a.m., Seattle time, at the offices of Orrick, Herrington & Sutcliffe LLP, 719 Second Avenue, Suite 900, Seattle, Washington, and any adjournment or postponement thereof (the “Meeting”). This proxy statement and the form of proxy were first mailed to stockholders on or about April 17, 2003.

Our Board of Directors has fixed the close of business on March 31, 2003, as the record date (the “Record Date”) for the determination of which of our stockholders will be entitled to notice of, and to vote at, the Meeting. Accordingly, only holders of record of common stock as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof. As of the Record Date, 11,434,519 shares of common stock were outstanding. The holders of common stock are entitled to one vote per share on any proposal presented at the Meeting. Stockholders may vote in person or by proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by:

•	filing with the Secretary of Insightful, prior to the Meeting, either a written revocation or a duly executed proxy bearing a later date, or

•	attending the Meeting and voting in person, regardless of whether a proxy has previously been given.

Presence at the Meeting will not revoke the stockholder’s proxy unless such stockholder votes in person.

The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote at the Meeting is necessary to constitute a quorum for the transaction of business at the Meeting. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. An abstention occurs when a stockholder affirmatively instructs the vote to be withheld (by checking the “abstain” or “withhold authority to vote” box on the proxy card) or when a stockholder who has not given a proxy is present at the meeting but does not cast a ballot.

Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Meeting. In the election of directors, the two nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Meeting shall be elected as directors. Holders of common stock are not entitled to cumulate votes in electing directors. All other matters being submitted to stockholders require the affirmative vote of a majority of the shares present or represented and voting on each such matter. An automated system administered by our transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. In the election of directors, abstentions will result in the nominees receiving fewer votes but will have no effect because the outcome is determined by a plurality of the votes cast. With respect to the approval of the Insightful Corporation 2003 Employee Stock Purchase Plan, however, abstentions will have the effect of negative votes.

The persons named in the accompanying proxy are officers of Insightful. All properly executed proxies returned in time to be counted at the Meeting will be voted. Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors. In addition to the election of two Class I directors, the stockholders will consider and vote upon a proposal to adopt the Insightful Corporation

2003 Employee Stock Purchase Plan as further described in this proxy statement. Where a choice has been specified on a proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

Our Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named in the accompanying proxy.

The cost of solicitation of proxies will be borne by us. We may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have our stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. We may, if appropriate, retain an independent proxy solicitation firm to assist in soliciting proxies. If we do so, we will pay such firm’s customary fees and expenses.

PROPOSAL 1:    ELECTION OF DIRECTORS

In accordance with our Amended and Restated Certificate of Incorporation, our Board of Directors is divided into three classes. Shawn F. Javid and Mark C. Ozur are serving as Class III Directors until their terms expire on the date of the Annual Meeting of Stockholders in calendar year 2005. Mr. Javid and Mr. Ozur were elected at the Annual Meeting of Stockholders held on April 17, 2002. Samuel R. Meshberg is serving as a Class II Director until his term expires on the date of the Annual Meeting of Stockholders to be held in calendar year 2004. He was elected at the Annual Meeting of Stockholders held on June 7, 2001. Christopher H. Covington and Arthur H. Reidel are serving as Class I Directors until their terms expire as of the date of the Meeting. Mr. Covington was elected at the Annual Meeting of Stockholders held on May 26, 2000 and Mr. Reidel was elected by the Board of Directors on March 6, 2001.

Messrs. Covington and Reidel are the nominees to be elected at this Meeting as Class I Directors for a term of three years. Shares represented by all proxies received by the Board of Directors and not so marked to withhold authority to vote for Messrs. Covington and Reidel will be voted (unless Mr. Covington or Mr. Reidel is unable or unwilling to serve) FOR the election of Messrs. Covington and Reidel. The Board of Directors knows of no reason why Messrs. Covington and Reidel should be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of one or more other persons or for fixing the number of directors at a lesser number.

The following table sets forth the name and age of each director and nominee to be elected at the Meeting, the positions currently held by each nominee and director with Insightful, the year each nominee’s and director’s term will expire, the class of director of each nominee and director and the period during which each nominee and director has served as a director of Insightful.

Occupations of Directors and Nominees

Name	Age	Position(s) Held	Term Expires	Class of Director	Director Since
Christopher H. Covington	57	Director/nominee	2003	I	2000

Arthur H. Reidel	52	Director/nominee	2003	I	2001

Samuel R. Meshberg	54	Chairman of the Board of Directors	2004	II	2001

Shawn F. Javid	41	Director, President and Chief Executive Officer	2005	III	2001

Mark C. Ozur	47	Director	2005	III	2001

Directors to be Elected at the Meeting

Christopher H. Covington.    Mr. Covington has been a director of Insightful since April 2000. Mr. Covington is the founder and a member of Covington Associates, an investment banking firm. Previously, Mr. Covington was a founder of Volpe, Covington, and Welty, and prior to that Head of the Investment Banking Operations of Robertson, Coleman & Stephens, and prior to that Head of Industrial Investment Banking for Shearson/American Express.

Arthur H. Reidel.    Mr. Reidel has been a director of Insightful since March 2001. Since April 2003, he has served as a Venture Partner with Lightspeed Venture Partners, a venture capital investment firm. Since April 1996, Mr. Reidel also has served as Chairman of Pharsight Corporation, a corporation that enables improvements in the development of therapeutic products. From April 1996 until February 2002, he was Pharsight’s President and Chief Executive Officer. Prior to joining Pharsight Corporation, Mr. Reidel provided consulting services to start-up companies as well as established companies in the high-tech area. Mr. Reidel’s experience also includes serving as Vice President of Business Development for Viewlogic Systems, Inc., and as President and Chief Executive Officer of Sunrise Test Systems, Inc., a privately-held software firm acquired by Viewlogic.

Directors Whose Terms Extend Beyond the Meeting

Shawn F. Javid.    Mr. Javid has been a director of Insightful since February 2001 and served as Chairman of the Board of Directors from August 2001 to June of 2002. Mr. Javid joined Insightful in November 1996 as Vice President of Business Development. He has held positions of increasing responsibility, including Vice President of Business Development, Vice President of Sales and Marketing for the Data Analysis Products Division (DAPD), Vice President and General Manager of DAPD, Senior Vice President and General Manager of DAPD and President of Statistical Sciences, Inc., a subsidiary of Insightful. After the sale of Insightful’s Education & Engineering Products Division in January 2001, he was promoted to President and Chief Executive Officer. Prior to joining Insightful, he was the President of AcroScience Corporation, which was acquired by Insightful in November 1996.

Samuel R. Meshberg.    Mr. Meshberg has been a director of Insightful since February 2001. Since 1984, Mr. Meshberg has served as President of Financial Management Investment Services, Inc., a private investment company. From 1982 to 1999, Mr. Meshberg served as President of Philson, Inc., an anodizing company, and served as Chief Financial Officer of Emson Research, Inc., a packaging company, from 1990 to 1999. Philson and Emson were acquired by AptarGroup, Inc., a packaging company, in February 1999.

Mark C. Ozur.    Mr. Ozur has been a director of Insightful since February 2001. From June 2000 to October 2001, Mr. Ozur was the Chief Technical Officer of edge2net, Inc., a global provider of international telecommunications services. From January 1995 through August 1999, Mr. Ozur was President and Chief Executive Officer of PulsePoint Communications, Inc., a publicly traded telecommunications enhanced services company. From Dec 1990 to Dec 1992, he was Vice President, Engineering for Precision Visuals, Inc., a visualization software company, and served in a variety of software development roles for Digital Equipment Corporation.

Compensation of Directors

Until January 16, 2002, as compensation for serving on the Board of Directors, we paid each non-employee director $2,000 for each meeting attended in person and $500 for each meeting attended via telephone conference call. Each non-employee director who also served on either the audit or compensation committee received an additional $2,000 annually per committee served. After January 16, 2002, non-employee directors received no cash compensation for attendance at Board or committee meetings except for reimbursement for reasonable travel expenses. In 2003, non-employee directors receive $5,000 per calendar quarter as compensation for attending Board and committee meetings during that quarter, provided that they attend a minimum of 75% of the regular and special meetings of the Board and of any committees upon which they sit.

Each non-employee director of Insightful is entitled to participate in the 2001 Non-Employee Director Stock Option Plan (the “2001 Director Plan”). The 2001 Director Plan was approved by stockholders in June 2001 to replace the 1992 Director Plan, which expired in February 2002. The 2001 Director Plan authorizes the grant of stock options only to members of Insightful’s Board of Directors who are neither employees nor officers of Insightful. Under the 2001 Director Plan, each non-employee director who has served as a member of the Board of Directors for at least one year on February 3rd of each year receives automatically on such date an option to purchase 20,000 shares of common stock at an exercise price equal to the fair market value of a share of common stock on that date. Each non-employee director who has served for less than an entire year on February 3rd receives automatically an option to purchase the number of shares of our common stock equal to the number of full months he has served on the Board of Directors during the prior year, divided by 12 and multiplied by 20,000. In addition, each non-employee director first elected to the Board of Directors will receive automatically on the date of his or her election an option to purchase 20,000 shares of our common stock at an exercise price equal to the fair market value of a share of common stock on such date.

Options granted under the 2001 Director Plan vest and become exercisable on the date of grant. Options granted under the 2001 Director Plan expire ten years from the date of the option grant or 180 days after the director resigns from the Board of Directors, whichever comes first.

Committees of the Board of Directors and Meetings

Our Board of Directors met 12 times and took action by unanimous written consent six times during the fiscal year ended December 31, 2002. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors does not currently have a standing nominating committee. Each of the directors attended at least 75% of all meetings of the Board of Directors and of all committees on which he served.

During the fiscal year ended December 31, 2002 the Audit Committee was comprised of Messrs. Covington, Meshberg and Reidel. The Audit Committee reviews with our independent auditors the scope and timing of their audit services and any other services the independent auditors are asked to perform, the independent auditor’s report regarding our financial statements following completion of their audit and our policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent auditors for the ensuing year. The Audit Committee met four times during the fiscal year ended December 31, 2002.

During the fiscal year ended December 31, 2002 the Compensation Committee was comprised of Messrs. Meshberg and Ozur. The Compensation Committee reviews and makes recommendations concerning executive compensation, oversees the administration of Insightful’s 401(k) plan and administers our 2001 Stock Option and Incentive Plan and the 1996 Non-Qualified, Non-Officer Stock Plan. The Compensation Committee met six times during the fiscal year ended December 31, 2002.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2002, Messrs. Ozur and Meshberg served on the Compensation Committee. No person who served as a member of the Compensation Committee was, during the past fiscal year, an officer or employee of Insightful or any of its subsidiaries, was formerly an officer of Insightful or any of its subsidiaries, or had any relationship requiring disclosure herein except as provided below. No executive officer of Insightful served as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of Insightful.

In February 2002 we entered into an agreement with Mr. Ozur, a current independent member of our board of directors, to provide consulting services to senior management. The agreement was extended in July 2002 and expired on December 31, 2002. Mr. Ozur was compensated at $2,000 per billable day, for a total of $26,000 in 2002. Mr. Ozur also was granted non-qualified options (NSOs) to purchase 2,000 shares of Insightful common stock under the 2001 Stock Option and Incentive Plan. The options vest quarterly over four years.

EXECUTIVE OFFICERS

Our current executive officers, their ages, positions and the period during which the executive officers has served as executive officers of Insightful as of March 31, 2003, are as follows:

Name	Age	Positions	Officer Since
Shawn F. Javid	41	President, Chief Executive Officer and Director	2001

Fred Schapelhouman	46	Chief Financial Officer and Treasurer	2002

Shawn F. Javid.    Mr. Javid’s biographical information is provided in the section above entitled Directors Whose Terms Extend Beyond the Meeting.

Fred Schapelhouman.    Fred Schapelhouman joined Insightful in October 2002 as interim Chief Financial Officer and Treasurer and was appointed Chief Financial Officer in February 2003. He is responsible for the financial and accounting functions of the Company and has over 20 years of experience in various senior financial roles. From March 2001 to October 2002, he served as the Chief Financial Officer of Aris Corporation, a publicly traded professional services firm. From July 1997 to February 2001, he was President of CFO Plus, a financial consulting firm. Mr. Schapelhouman also served as Vice President of Finance at Sierra On-Line, a publicly-traded software company, from May 1993 to June 1994 and has served as an interim Chief Financial Officer for a variety of technology companies in the Pacific Northwest. He earned his B.S. degree from San Jose State University and his MBA in Finance from Golden Gate University. He received his CPA certificate in California after working at Deloitte Touche.

Executive Compensation

The following table sets forth compensation earned by our Chief Executive Officer for fiscal year ended December 31, 2002, the four other most highly compensated executive officers whose total salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2002, and two additional individuals, if any, for whom disclosure would have been made but for the fact that these individuals were not serving as executive officers at the end of the fiscal year ended December 31, 2002 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation(1)							Long-Term Compensation Awards
Name and Principal Position	Year	Salary			Bonus(2)		Other Compensation	Securities Underlying Options/SARs (#)
Shawn F. Javid President and Chief Executive Officer(3)	2002 2001 2000	$ $ $	200,000 198,454 171,325		$ $ $	6,000 86,520 77,725	$2,862 — —	200,000 — 330,000

Fred Schapelhouman Chief Financial Officer and Treasurer	2002 2001 2000		$44,423 — —	(4)		— — —	— — —	50,000 — —

Sarwat H. Ramadan Vice President, Chief Financial Officer, Treasurer and Secretary(5)	2002 2001 2000	$ $	159,606 133,904 —	(6)	$ $	2,261 25,235 —	— — —	— 150,000 —

Peter Hallett Vice President Marketing and Business Development(7)	2002 2001 2000	$ $ $	155,317 145,558 80,000	(8)	$ $ $	2,001 28,840 15,820	— — —	— 50,000 50,000

(1)	Excludes perquisites and other personal benefits, if any, the aggregate annual amount of which for each officer was less than the lesser of $50,000 and 10% of the total of annual salary and bonus reported. We did not grant any restricted stock awards or stock appreciation rights to Named Executive Officers, or make any long term incentive plan payouts during the fiscal years ended December 31, 2002, December 31, 2001, or December 31, 2000.

(2)	Bonuses are reported in the year earned, even if actually paid in a subsequent year.

(3)	Mr. Javid served as President and Chief Executive Officer since February 2001, and served as Chairman of our Board of Directors from August 2001 until June 2002.

(4)	Mr. Schapelhouman joined Insightful in October 2002. His 2002 compensation reflects a partial year of service.

(5)	Mr. Ramadan left Insightful in September 2002.

(6)	Mr. Ramadan joined Insightful in March 2001. His 2001 compensation reflects a partial year of service.

(7)	Mr. Hallett left Insightful in July 2002.

(8)	Mr. Hallett joined Insightful in March 2000. His 2000 compensation reflects a partial year of service.

Option Grants

The following table sets forth information concerning options granted to the Named Executive Officers pursuant to our employee stock option plans during the fiscal year ended December 31, 2002. We granted options to purchase 722,250 shares of common stock to our employees pursuant to our 1992 Stock Option Plan and 2001 Stock Option and Incentive Plan during the fiscal year ended December 31, 2002.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Name	Individual Grants				Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term(1)
	Options/ SARS Granted	% Of Total Shares Granted in Fiscal Year	Exercise or Base Price Per Share	Expiration Date
					5%	10%
Shawn F. Javid(2)	200,000	28%	$1.38	9/9/12	$173,575	$439,873
Fred Schapelhouman(2)	50,000	7%	$1.56	9/16.12	$49,054	$124,312
Sarwat H. Ramadan	—	—	—	—	—	—
Peter Hallett	—	—	—	—	—	—

(1)	Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of our common stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercises and the future performance of our common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(2)	One-eighth of the total grant vests and becomes exercisable after six months, and thereafter vests and becomes exercisable in equal installments of one sixteenth of the total grant per quarter (so long as optionee maintains a business relationship with Insightful through such date).

Option Exercises and Fiscal Year-End Values

Shown below is information with respect to options to purchase Insightful’s common stock granted under our stock plans, including: (i) the number of shares of common stock purchased upon exercise of options in the fiscal year ended December 31, 2002; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding as of December 31, 2002; and (iv) the value of such unexercised options as of December 31, 2002.

OPTION/SAR EXERCISES AND FISCAL YEAR-END VALUES

	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options/SARs at FY-End		Value of Unexercised In-the-Money Options/SARs at FY-End(2)
Name			(Exercisable)	(Unexercisable)	(Exercisable)	(Unexercisable)
Shawn F. Javid	7,000	$2,100	317,500	372,500	$0	$0
Fred Schapelhouman	—	—	0	50,000	$0	$0
Sarwat H. Ramadan	—	—	81,250	0	$0	$0
Peter Hallett	—	—	56,250	0	$0	$0

(1)

Amounts disclosed in this column do not reflect amounts actually received by the Named Executive Officers but are calculated based on the difference between the fair market value of common stock on the date of exercise and exercise price of the options. Named Executive Officers will receive cash only if and when they sell the common stock issued upon exercise of the options and the amount of cash, if any, received by such individuals is dependent on the price of our common stock at the time of such sale.

(2)	Value is based on the difference between the option exercise price and the fair market value as of December 31, 2002 ($0.93 per share) multiplied by the number of shares underlying the option.

Employment Agreements and Change-In-Control Arrangements

We have an employment agreement with Mr. Javid that provides for severance pay and acceleration of stock options in the event he is terminated without cause. Mr. Javid’s agreement provides that, in such event, we will pay severance equal to 18 months of salary and bonus based on the rate in effect as of the date of termination, and that we will accelerate the vesting of his stock options that would have vested during the nine months following termination, or, at our option, pay to Mr. Javid the in-the-money value of those options as of the termination date.

Our option acceleration arrangement with Mr. Javid provides that upon a change of control, one hundred percent (100%) of any unexercisable, unexpired installments of stock options he holds at the time of the change of control shall immediately vest and become exercisable. Any of Mr. Javid’s options that so vest shall remain unexpired and exercisable for a period of 18 months.

Pursuant to employment agreements with Messrs. Ramadan and Hallett, we agreed to provide severance pay and acceleration of stock options in connection with their departures from the company. We agreed to pay salary continuation payments to Mr. Hallett for six months at the rate of $12,083 per month and accelerate the vesting of his stock options that would have vested during the six-month severance period. We agreed to pay salary continuation payments to Mr. Ramadan for nine months at the rate of $13,750 per month and accelerate the vesting of his stock options that would have vested during the nine-month severance period.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of the Record Date regarding our existing compensation plans and individual compensation arrangements pursuant to which our equity securities may be issued to employees, directors, consultants, advisors or other persons, in exchange for consideration in the form of services:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,966,982	(1)	$2.32	2,001,018
Equity compensation plans not approved by security holders	0		$0	0
Total	3,017,107		$2.32	2,001,018

(1)	Issuable under our 1992 Key Officer Agreements, 1992 Non-Employee Director Plan, 1992 Stock Option Plan, 1996 Non-Qualified, Non-Officer Stock Plan, 2001 Stock Option and Incentive Plan and 2001 Non-Employee Director Plan.

COMPENSATION COMMITTEE REPORT

Overview

Insightful’s executive compensation program is administered by the Compensation Committee of the Board of Directors. Pursuant to authority delegated by the Board of Directors, the Compensation Committee establishes each year the compensation of senior management. The Compensation Committee also reviews, as appropriate, other compensation standards of Insightful, administers the Insightful Corporation 401(k) Plan, the 2001 Employee Stock Purchase Plan and the 1996 Non-Qualified, Non-Officer Stock Plan.

During the fiscal year ended December 31, 2002, the Compensation Committee was comprised of Mr. Meshberg and Mr. Ozur, each a non-employee director of Insightful. The members of the Compensation Committee bring expertise gained through their experience at public and private companies in matters relating to executive compensation to their service on the Compensation Committee.

Procedure for Establishing Compensation

At the beginning of each fiscal year, the Compensation Committee establishes the annual salary for Insightful’s executive officers based on recommendations of the Chief Executive Officer. The Board reviews the recommendations taking into account the following factors: (i) external market data; (ii) Insightful’s performance; (iii) the individual’s contribution to Insightful’s success; and (iv) the internal equity of compensation levels among executive officers. In our effort to update our external market data, we entered into a fee-based arrangement with a compensation analysis firm in 2001. Through this arrangement we were able to review industry-specific data generated by the firm’s executive compensation research.

Tax Considerations

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation Committee has considered the limitations on deductions imposed by Section 162(m) of the Code, and it is the Compensation Committee’s present intention that, for so long as it is consistent with its overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

Elements of Executive Compensation

Our compensation policy for executive officers is designed to achieve the following objectives: (1) to enhance profitability of Insightful and increase stockholder value; (2) to reward executives consistent with our annual and long-term performance goals; (3) to recognize individual initiative and achievement; and (4) to provide competitive compensation that will attract and retain qualified executives. Compensation under the executive compensation program is comprised of cash compensation in the form of salary and performance-based compensation in the form of cash bonuses, long-term incentive opportunities in the form of stock options and various benefits, including medical, savings and insurance plans available to all employees of Insightful.

An executive officer’s compensation package includes: (1) base salary, which is based upon the overall performance of Insightful and external market data; (2) annual performance-based compensation, which is based upon achievement of pre-determined financial objectives of Insightful and individual objectives; and (3) long-term incentive compensation in the form of stock options, granted with the objective of aligning executive officers’ long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period. In addition, the compensation program is comprised of various benefits, including medical, savings and insurance plans, and the 2001 Employee Stock Purchase Plan, which are generally available to all employees of Insightful.

Base Compensation

Base salaries for executive officers are targeted at competitive market levels for their respective positions and levels of responsibility and experience. Mr. Javid’s salary for 2002 was $200,000. In setting base cash compensation levels for executive officers, the Compensation Committee generally takes into account such factors as: (1) Insightful’s past financial performance and future expectations; (2) the general and industry-specific business environment; (3) the individual executive officer’s base compensation in the prior year; and (4) corporate and individual performance. The Compensation Committee’s review of the foregoing factors is subjective and the Committee assigns no fixed value or weight to any specific factors when making its decisions regarding the salary of executive officers.

Performance-Based Compensation

Insightful’s performance-based compensation policies are designed to reward executive officers when Insightful meets or exceeds pre-determined financial goals and are also based on various non-financial objectives such as the ability to motivate others, to recognize and pursue new business opportunities and to initiate programs to enhance Insightful’s growth and success. Performance-based cash compensation is generally awarded based on formulas established by the Compensation Committee at the time salaries are fixed.

In establishing performance-based compensation formulas for the fiscal year ended December 31, 2002 for the executive officers, the Compensation Committee considered: (1) the annual base compensation of each individual; (2) individual performance; (3) the actual performance of Insightful as compared to projected performance under Insightful’s annual operating plan; and (4) the projected future performance of Insightful; (5) the general business environment. The Committee’s review of the foregoing factors is subjective and the Committee assigns no fixed value or weight to any specific factors when making its decisions regarding the salary of executive officers.

Pursuant to the performance bonus formulas established by the Compensation Committee in the fiscal year ended December 31, 2002, bonus formulas for each executive officer, other than the Chief Executive Officer, were based on the company’s achieving a pre-determined post-bonus net income as set forth in Insightful’s annual operating plan and on the executive officer’s achieving specified individual objectives. The bonus formula for the Chief Executive Officer is based on Insightful’s achieving a pre-determined post-bonus net income and revenue level as set forth in Insightful’s annual operating plan. The maximum attainable bonus amounts varied depending on how Insightful’s actual post-bonus net income and revenue compared to the pre-determined post-bonus net income and revenue set forth in Insightful’s annual operating plan. For executive officers other than the Chief Executive Officer, maximum bonus was payable if Insightful achieved 150% of its pre-determined post-bonus net income and the executive officer achieved all of his or her individual performance goals. The maximum bonus was payable to the Chief Executive Officer if Insightful achieved 150% of its pre-determined post-bonus net income. The Operating Plan for the fiscal year ended December 31, 2002, on which performance bonuses for the fiscal year ended December 31, 2002 were based, was reviewed and approved by the Board of Directors prior to the Compensation Committee’s action to establish bonus formulas.

Stock Options

Long-term incentive compensation, in the form of stock options, allows the executive officers to share in any appreciation in the value of Insightful’s common stock. The Board of Directors believes that stock option participation aligns executive officers’ interests with those of Insightful’s stockholders. When establishing stock option grant levels for executive officers in 2002, the Compensation Committee considered the existing levels of stock ownership, previous grants of stock options, vesting schedules of outstanding options, the current stock price, individual performance during the fiscal year in question and past financial performance and future expectations. Stock options granted under the 2002 Stock Option and Incentive Plan generally have an exercise price equal to the fair market value of Insightful’s Common Stock on the date of grant and generally vest over a four year period. Insightful attempts to ensure that its executive officers are granted stock options in numbers comparable to or slightly above industry standards.

In the fiscal year ended December 31, 2002, Mr. Javid was awarded stock options to purchase 200,000 shares of common stock.

COMPENSATION COMMITTEE:

Mark C. Ozur (Chair)

Samuel R. Meshberg

AUDIT COMMITTEE REPORT

The Board of Directors has an Audit Committee that oversees Insightful’s accounting and financial functions, including matters relating to the appointment and activities of Insightful’s independent auditors. The Audit Committee regularly discusses with management and the outside auditors the financial information developed by Insightful, Insightful’s systems of internal controls and its audit process. The Audit Committee recommends to the Board of Directors each fiscal year the appointment of the independent auditors and reviews periodically the auditors’ performance and independence from management. The Audit Committee met with Insightful’s independent auditors (both in and out of the presence of Insightful’s management) to review and discuss the matters required to be discussed by Statement of Accounting Standards 61 (Codification of Statements on Auditing Standards), including various matters pertaining to the audit, such as Insightful’s financial statements, the report of the independent auditors on the results, the scope and terms of the independent auditors’ work, and recommendations concerning the financial practices, controls, procedures and policies employed by Insightful.

The Board of Directors has adopted a written charter for the Audit Committee setting out the audit-related functions the committee is to perform. The Audit Committee has reviewed Insightful’s audited financial statements and met both with management and with Insightful’s independent auditors, Ernst & Young LLP, to discuss those financial statements. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has received from and discussed with Ernst & Young LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also discussed with Ernst & Young LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that Insightful’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Insightful’s Audit Committee has determined that the provision of the services provided by Ernst & Young LLP as set forth herein are compatible with maintaining Ernst & Young LLP’s independence.

During the fiscal year ended December 31, 2002, the Audit Committee consisted of Messrs. Covington, Meshberg and Reidel, each of whom is an “independent director” as defined in Rule 4200(a)(14) of the National Association of Securities Dealers listing standards. That is, the Board of Directors has determined that none of the committee members has a relationship to Insightful that may interfere with his independence from Insightful and its management.

AUDIT COMMITTEE

Christopher H. Covington (Chair)

Samuel R. Meshberg

Arthur H. Reidel

STOCK PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the cumulative total stockholder return on our common stock during the five-year period from January 1, 1998 through December 31, 2002, with the cumulative total return on the Nasdaq Composite Index (Total Return) and the Nasdaq Computer and Data Processing Index. The comparison assumes $100 was invested on January 1, 1998 in our common stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG

INSIGHTFUL CORPORATION, NASDAQ COMPOSITE INDEX (TOTAL RETURN)

AND NASDAQ COMPUTER AND DATA PROCESSING INDEX

	12/97	12/98	12/99	12/00	12/01	12/02
NASDAQ Composite Index	100.00	139.63	259.13	157.32	124.20	85.05
NASDAQ Computer and Data Processing Index	100.00	183.33	375.88	209.32	320.12	100.64
Insightful Corporation	100.00	95.45	165.91	57.95	84.00	33.82

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of the Record Date (unless otherwise indicated): (1) each person who, to our knowledge, owned beneficially more than 5% of the outstanding shares of common stock of Insightful; (2) each of our directors; (3) each of the Named Executive Officers; and (4) all of our directors and executive officers as a group. As of the Record Date, 11,434,519 shares of common stock of Insightful were outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Ownership(1)	Percent of Class
Samuel R. Meshberg and certain affiliates**(2)	2,751,012	24.06%

Charles J. Digate(3) c/o Applied Messaging Corporation 55 Hayden Avenue Lexington, MA 02421	872,635	7.63%

Shawn F. Javid**(4)	420,000	3.67%

Sarwat H. Ramadan(5) 4159 Peregrine Point Way SE Issaquah, WA 98029-6266	230,750	2.02%

Christopher H. Covington**(6)	137,500	1.20%

Mark C. Ozur**(7)	62,000	*

Arthur H. Reidel**(8)	60,000	*

Peter Hallett 20150 24th Ave NW Shoreline, WA 98177	3,378	*

Fred Schapelhouman(9)**	6,250	*

All directors and executive officers as a group (9 persons)(10)	4,361,459	40.26%

*	Less than 1%

**	c/o Insightful Corporation, 1700 Westlake Ave. N, Suite 500, Seattle, Washington 98109.

(1)	Except as otherwise noted, to our knowledge, each person named in the table has sole voting and investment power with respect to his shares of common stock, except to the extent authority is shared by spouses under applicable law. Shares of common stock subject to options exercisable currently or within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	Includes 97,100 shares owned by Ronald Meshberg, 184,500 shares owned by Emil Meshberg and 163,500 shares owned by Philip Meshberg. Mr. Meshberg disclaims beneficial ownership of such shares. Also includes 121,033 shares owned by Meshberg Family Trust FBO Emil Meshberg and Issue and 121,033 shares owned by Meshberg Family Trust FBO Ronald Meshberg and Issue. Mr. Meshberg disclaims beneficial ownership of such shares. Also includes 60,000 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.

(3)	Includes 306,250 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.

(4)	Includes 375,000 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.

(5)	Includes 150,000 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.

(6)	Includes 87,500 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.

(7)	Includes 62,000 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.

(8)	Includes 60,000 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.

(9)	Includes 6,250 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.

(10)	Includes 1,107,000 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted a policy that all transactions between us and our officers, directors, principal stockholders and their affiliates be on terms no less favorable to us than could be obtained from unrelated third parties and must be approved by a majority of the non-employee independent and disinterested directors.

In February 2002 we entered into an agreement with Mark Ozur, a current independent member of our board of directors, to provide consulting services to senior management. The agreement was extended in July 2002 and expired on December 31, 2002. Mr. Ozur was compensated at $2,000 per billable day, for a total of $26,000 in 2002. Mr. Ozur also was granted non-qualified options (NSOs) to purchase 2,000 shares of Insightful common stock under the 2001 Stock Option and Incentive Plan. The options vest quarterly over four years.

We have an agreement with Pharsight Corporation, of which Mr. Reidel is Chairman, to pay us royalties for redistribution of our software. During the 2002 fiscal year, we received royalty payments of approximately $116,400 from Pharsight Corporation.

PROPOSAL 2:    APPROVAL OF THE INSIGHTFUL CORPORATION

2003 EMPLOYEE STOCK PURCHASE PLAN

Until it terminated on February 28, 2003, we maintained the Insightful Corporation 2001 Employee Stock Purchase Plan (the “2001 Purchase Plan”) under which our employees may receive grants to purchase shares of our common stock. The 2001 Purchase Plan provided for up to 123,000 shares of our common stock to be reserved for the purchase of our common stock. On March 31, 2003, the Board unanimously voted to adopt the Insightful Corporation 2003 Employee Stock Purchase Plan (the “2003 Purchase Plan”) to replace the 2001 Purchase Plan. The 2003 Purchase Plan provides for up to 300,000 shares of our common stock to be initially reserved for purchase, and on an annual basis reserves additional shares equal to the lesser of (i) 1% of the outstanding shares of common stock on the last day of the prior fiscal year, (ii) 150,000 shares of common stock, or (iii) such lesser amount as determined by the Board.

While the Board of Directors is aware of and has considered the potential dilutive effect of grants and subsequent purchases made under the 2003 Purchase Plan, it also recognizes the performance and motivational benefits of equity purchases and believes that the terms of the 2003 Purchase Plan are appropriate under the circumstances. As of the Record Date, no form of stock purchase plan is in effect. If the 2003 Purchase Plan is adopted at the Meeting, it will take effect as of the date immediately following such adoption.

The affirmative vote of a majority of outstanding shares of our common stock represented in person or by proxy at the meeting and voting will be required to approve the 2003 Purchase Plan.

Plan Benefits

Our officers, but not our non-employee directors, may participate in the 2003 Purchase Plan and thus may benefit from the approval of the 2003 Purchase Plan. The amount of benefits to be received by any of the persons listed below pursuant to the plan cannot be determined at this time. The following chart therefore lists, for purposes of comparison, the purchases made in 2002 under the 2001 Purchase Plan.

Name and Position	Average Exercise Price	Number of Units
Shawn F. Javid President and Chief Executive Officer	—	—

Fred Schapelhouman Chief Financial Officer and Treasurer	—	—

Executive Officers as a group	—	—

Directors who are not Executive Officers, as a group	—	—

Employees who are not executive officers, as a group	$1.82	69,001

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE 2003 PURCHASE PLAN

Summary of the Insightful Corporation 2003 Stock Purchase Plan

The following is a summary description of the plan, which is qualified in its entirety by reference to the complete text of the plan, as amended, attached as Appendix A to this proxy statement.

Purpose

The purpose of the plan is to encourage our employees to obtain our stock pursuant to the plan.

Shares Subject to the Plan

Shares subject to the plan may either be authorized but unissued shares or shares that we once issued and subsequently reacquired. Under the plan, 300,000 shares of common stock will initially be available for grants. On first day of each fiscal year, new shares will be added to the plan equal to the lesser of (i) 1% of the outstanding shares of common stock on the last day of the prior fiscal year, (ii) 150,000 shares of common stock, or (iii) such lesser amount as determined by the Board. If at any time shares of common stock reserved for the plan remain available for purchase but not in sufficient number to satisfy all unfilled purchase requirements, the available shares will be apportioned among participants in proportion to their options.

Eligibility

Each of our employees is eligible to participate in the plan, provided such employee (a) is regularly scheduled to work at least 20 hours each week and at least five months in the calendar year and (b) immediately after the grant of an option to him under the plan, he or she would own less than 5 percent of the total combined voting power or value of all classes of our stock. As of the Record Date, there were approximately 130 employees eligible to participate in the plan. An eligible employee may elect to become a participant in the plan by filing an election form authorizing specified regular payroll deductions over the next purchase period. Unless an employee files a new election form or withdraws from the plan, the election form continues from one purchase period to the next as long as the plan remains in effect. An employee may authorize payroll deductions in an amount of not less than 1% but not more than 10% of his total compensation, including base pay or salary and any bonuses or commissions. Deductions may not be increased or decreased during a purchase period, but a participant may withdraw in full from the plan at any time. A participant may not make cash contributions or payments to the plan.

Administration

The plan will be administered by the Compensation Committee or the Board of Directors, which will have authority to interpret the plan.

Terms and Conditions of Participation Participant Accounts

The Compensation Committee will establish a bookkeeping account for each participant and credit such participant’s payroll deductions to his account. Any funds actually held in accounts will remain part of our general assets, and we may use such assets for any corporate purpose. No interest will accrue or be paid on any payroll deductions contributed to the plan or credited to the account of any participant.

Purchase Periods

The purchase periods during which payroll deductions are accumulated under the plan are the six-month periods established by the Compensation Committee.

Grant of Options

On the first business day of each purchase period, we will grant to each participant in the plan an option to purchase on the last day of such purchase period shares of our common stock. The participant will be entitled to exercise such option to the extent that the participant’s accumulated payroll deductions on the last day of such purchase period are sufficient to do so. If payroll deductions are in excess of any share limit imposed by the Compensation Committee upon the plan, the excess of the contributions will be refunded to the participant, without interest. The option price for each purchase period will be the lesser of (a) 85% of the fair market value of our common stock on the business day preceding the start of the purchase period; and (b) 85% of the fair market value of our common stock on the last business day of the purchase period.

Exercise of Options

Each eligible employee who continues to be a participant in the plan on the last business day of a purchase period will be deemed to have exercised his option on such date for such number of full shares of common stock as his accumulated payroll deductions on such date will pay for at the option price, subject to the any share limit of the option imposed by the Compensation Committee. Only full shares of common stock may be purchased under the plan. Unused payroll deductions remaining in an employee’s account at the end of a purchase period (other than amounts refunded to the employee as described above) will be carried forward to the succeeding purchase period.

Special Limitations

No option will be granted to a participant if such option, when combined with all other options granted under Section 423 of the Code employee stock purchase plans, would permit such participant to purchase shares of common stock having a fair market value in excess of $25,000 per year.

Withdrawals

An employee may withdraw from the plan at any time prior to the last business day of each purchase period by giving a withdrawal notice, in which event we will refund the entire balance of the employee’s deductions not previously used to purchase stock under the plan. To re-enter the plan, an employee who has previously withdrawn must file a new authorization at least ten days before the beginning date of the next purchase period. A participant who elects to withdraw from the plan may not participate again until the beginning of the next purchase period.

Adjustments

If the shares of common stock are subdivided or combined into a greater or smaller number of shares or if, upon a reorganization, split-up, liquidation, recapitalization or the like, shares of common stock are exchanged for any other of our securities, each optionee will be entitled to purchase such number of shares of common stock or amount of other securities as were exchangeable for the number of shares of common stock such optionee would otherwise have been entitled to purchase, and appropriate adjustments will be made in the exercise price per share to reflect such subdivision, combination or exchange. In the event of a stock dividend, each optionee upon exercising such an option will be entitled to receive the shares as to which he is exercising the option and the stock dividend on such shares. In any of the above events, appropriate adjustments will also be made to the number of shares available for purchase under the plan. Any of the above adjustments will be made only to the extent that they will not require stockholder approval under Section 424 of the Code. In the event of an acquisition of all or substantially all of our stock or assets, the Board may, in its discretion, elect to terminate all outstanding options either immediately or upon completion of the purchase period.

Delivery of Common Stock; Stockholder Rights

As soon as practicable after the end of each purchase period, we will either issue to each participant the shares of common stock, if any, purchased for such participant. Upon issuance of such shares, the participant will have all of the rights and privileges of a stockholder with respect to the shares.

Restrictions on Transfer

An employee’s rights under the plan may not be transferred other than by will or the laws of descent and distribution. Any option granted under the plan to an employee may be exercised, during the employee’s lifetime, only by the employee.

Termination of Employee’s Rights

An employee’s rights under the plan will terminate when he or she ceases to be an employee because of retirement, voluntary or involuntary termination, resignation, lay-off, discharge, death, change of status or for any other reason, except that if an employee is on a bona fide leave of absence from work for up to 90 days, or for so long as the participant’s right to re-employment is guaranteed either by statute or by contract, if longer than 90 days, he or she will be deemed to be a participant in the plan on the last day of that purchase period. A withdrawal notice will be considered as having been received from the employee on the day his or her employment ceases, and all payroll deductions not used to purchase shares will be refunded without interest. If an employee’s payroll deductions are interrupted by any legal process, a withdrawal notice will be considered as having been received from the employee on the day the interruption occurs.

Termination and Amendment

Unless terminated sooner as provided below, the plan will terminate on December 31, 2013. The plan may be terminated at any time by the Board. Upon termination, all payroll deductions not used to purchase stock will be refunded. The Board may from time to time amend the plan; however, no amendment shall be effective without the consent of the stockholders to the extent such consent is required under applicable law.

Federal Income Tax Effects

The following general rules are currently applicable under federal income tax law to options granted under our plan:

1.	The amounts deducted from an employee’s pay under the plan will be included in the employee’s compensation subject to federal income tax. Generally, no additional income will be recognized by the employee either at the time options are granted pursuant to the plan or at the time the employee purchases shares of common stock pursuant to the plan.

2.	If the employee disposes of shares of common stock purchased pursuant to the plan more than two years after the first business day of the purchase period in which the employee acquired the shares of common stock, then upon such disposition the employee will recognize ordinary income in an amount equal to the lesser of:

(a)	the excess, if any, of the fair market value of the shares of common stock at the time of disposition over the amount the employee paid for the shares of common stock, or

(b)	15% of the fair market value of the shares of common stock on the first business day of the payment period.

3.	If the employee disposes of shares of common stock purchased pursuant to the plan within two years after the first business day of the payment period in which the employee acquired the shares of common stock, then upon disposition the employee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares of common stock on the last business day of the payment period over the amount the employee paid for the shares of common stock.

4.	In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares of common stock and the employee’s tax basis in the shares of common stock (generally, the amount the employee paid for the shares of common stock plus the amount, if any, taxed as ordinary income). Capital gain or loss recognized on a disposition of shares of common stock will be long-term capital gain or loss if the employee’s holding period for the shares of common stock exceeds one year. The purchase date begins the holding period for determining whether the gain or loss realized is short or long term.

5.	If the employee disposes of shares of common stock purchased pursuant to the plan more than two years after the first business day of the payment period in which the employee acquired the shares of common stock, we will not be entitled to any federal income tax deduction with respect to the options or the shares of common stock issued upon their exercise. If the employee disposes of such shares of common stock prior to the expiration of this two-year holding period, we generally will be entitled to a federal income tax deduction in an amount equal to the amount of ordinary income recognized by the employee as a result of such disposition

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock (collectively, “Reporting Persons”) to file with the Securities and Exchange Commission, or the SEC, initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. Based solely on our review of the copies of such forms we have received, or written representations from certain reporting persons that no forms were required for those persons, we believe that all filing requirements required by Section 16(a) during 2002 applicable to our officers, directors and greater-than-10% beneficial owners were met.

INDEPENDENT AUDITORS

Ernst & Young LLP served as our independent auditors for the fiscal year ended December 31, 2002, and has been selected as independent auditors for the fiscal year ending December 31, 2003. Representatives of Ernst & Young LLP, our independent auditors, are expected to attend the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

On September 4, 2001 our Board of Directors selected the firm of Ernst & Young LLP, independent certified public accountants, to serve as auditors for the remainder of the fiscal year ending December 31, 2001, replacing Arthur Andersen LLP, which had served as Insightful’s independent auditors since 1984. Arthur Andersen LLP’s reports on Insightful’s financial statements for the fiscal years ended December 31, 1999 and December 31, 2000 did not contain any adverse opinion or disclaimer of opinion. During Insightful’s fiscal years ended December 31, 1999 and December 31, 2000 and any subsequent interim periods preceding the change in independent auditors, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Insightful requested that Arthur Andersen LLP furnish it with a letter addressed to the SEC stating whether it agrees with the above statements. A copy of that letter was filed with the SEC.

During the previous two fiscal years ended December 31, 2002, the aggregate fees for accounting services billed to Insightful were as follows:

Audit Fees.    The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of Insightful’s annual consolidated financial statements for the fiscal year ended December 31, 2002, and the review of the consolidated financial statements included in Forms 10-Q for that fiscal year were approximately $213,700. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of Insightful’s annual consolidated financial statements for the fiscal year ended December 31, 2001, and the review of the consolidated financial statements included in Form 10-Q for the quarter ended September 30, 2001, were approximately $101,000. The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the review of Insightful’s consolidated financial statements included in Forms 10-Q for the quarters ended March 31, 2001, and June 30, 2001, were approximately $25,400.

Audit-Related Fees.    The aggregate fees billed by Ernst & Young LLP for assurance and related services related to the performance of the audit or review of Insightful’s consolidated financial statements for the year ended December 31, 2002, were approximately $10,400. No fees were billed by Ernst & Young LLP or Arthur Andersen LLP for assurance and related services related to the performance of the audit or review of Insightful’s consolidated financial statements for the year ended December 31, 2001.

Tax Fees.    The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning for the year ended December 31, 2002, were approximately $4,100. The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning for the year ended December 31, 2001, were approximately $46,200. The aggregate fees billed by Arthur Andersen LLP for professional services rendered for tax compliance, tax advice and tax planning for the year ended December 31, 2001, were approximately $17,500.

All Other Fees.    The aggregate fees billed by Ernst & Young LLP for services other than those described above for the fiscal year ended December 31, 2002, totaled approximately $26,900, and were related to securities registration, corporate acquisitions, compensation plans, travel and employee tax services. The aggregate fees billed by Ernst & Young LLP for services other than those described above during the fiscal year ended December 31, 2001, totaled approximately $40,100, and were related to securities registration, corporate acquisitions, compensation plans, employee tax services and other miscellaneous advisory services. The aggregate fees billed by Arthur Andersen LLP for services other than those described above during the fiscal year ended December 31, 2001, totaled approximately $83,500, and were related to the divestiture of EEPD, securities registration and accounting research subscriptions.

The audit committee has considered the provision of these services to us by Ernst & Young LLP and determined that such provision of services was compatible with maintaining Ernst & Young LLP’s independence.

OTHER BUSINESS

Our Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2004 Annual Meeting of Stockholders of Insightful pursuant to Securities Exchange Act Rule 14a-8 must be received at our principal executive offices no later than December 12, 2003. Stockholders that intend to present a proposal that will not be included in the proxy statement and form of proxy must give notice of the proposal to Insightful no later than March 3, 2004, unless (i) the 2004 annual meeting is held before February 13, 2004 or after May 13, 2004 or (ii) the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees or the increase in the Board size on or before March 3, 2004 (or if the 2004 annual meeting is held before February 13, 2004 or after May 13, 2004, then on or before the date that is 70 days before the 2004 annual meeting date). In the case of clause (i), the stockholder must give notice of the proposal to Insightful no earlier than 90 days before the date of the 2004 annual meeting and no later than the later of (a) 60 days prior to the date of the 2004 annual meeting or (ii) 10 days after the public announcement of the date of the 2004 annual meeting. In the case of clause (ii), the stockholder must give notice of proposal, but only with respect to nominees for any new positions created by such increase in the Board size, no later than 10 days after the public announcement naming all of the nominees or the increase in the Board size. Receipt by Insightful of any proposal in a timely manner will not guarantee its inclusion in Insightful’s proxy materials or its presentation at the 2004 annual meeting because there are other requirements in the proxy rules.

ANNUAL REPORT AND FORM 10-K

A copy of our combined annual report to stockholders and annual report on Form 10-K for the year ended December 31, 2002, accompanies this proxy statement. If you did not receive a copy, you may obtain one without charge by writing or calling Secretary, Insightful Corporation, 1700 Westlake Avenue North, Seattle, WA 98109, (206) 283-8802.

APPENDIX A

INSIGHTFUL CORPORATION

2003 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1.    PURPOSE

Insightful Corporation hereby establishes the Insightful Corporation 2003 Employee Stock Purchase Plan in order to provide eligible employees with the opportunity to purchase Common Stock through payroll deductions. The Plan is intended to qualify as an employee stock purchase plan under section 423(b) of the Code.

SECTION 2.    DEFINITIONS

(a)	“1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(d)	“Committee” shall mean the committee appointed by the Board to administer the Plan. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company. As of the effective date of the Plan, the Plan shall be administered by the Compensation Committee of the Board.

(e)	“Common Stock” means the common stock of the Company.

(f)	“Company” means Insightful Corporation, a Delaware corporation.

(g)	“Compensation” means a Participant’s regular wages. The Committee, in its discretion, may (on a uniform and nondiscriminatory basis) establish a different definition of Compensation prior to an Enrollment Date for all options to be granted on such Enrollment Date.

(h)	“Eligible Employee” means every Employee of an Employer, except (i) any Employee who immediately after the grant of an option under the Plan, would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary or Parent of the Company (including stock attributed to such Employee pursuant to section 424(d) of the Code), or (ii) as provided in the following sentence. The Committee, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date, determine (on a uniform and nondiscriminatory basis) that an Employee shall not be an Eligible Employee if he or she: (A) has not completed at least two years of service since his or her last hire date (or such lesser period of time as may be determined by the Committee in its discretion), (B) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Committee in its discretion), or (C) customarily works not more than 5 months per calendar year (or such lesser period of time as may be determined by the Committee in its discretion).

(i)	“Employee” means an individual who is a common-law employee of any Employer, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

(j)	“Employer” or “Employers” means any one or all of the Company, and those Subsidiaries or Parent which, with the consent of the Board, have adopted the Plan.

(k)	“Enrollment Date” means such dates as may be determined by the Committee (in its discretion and on a uniform and nondiscriminatory basis) from time to time.

(l)	“Grant Date” means any date on which a Participant is granted an option under the Plan.

(m)	“Parent” means a “parent corporation” whether now or hereafter existing, as defined in section 424(e) of the Code.

(n)	“Participant” means an Eligible Employee who (i) has become a Participant in the Plan pursuant to Section 4(a) and (ii) has not ceased to be a Participant pursuant to Section 8 or Section 9.

(o)	“Plan” means the Insightful Corporation 2003 Employee Stock Purchase Plan, as set forth in this instrument and as hereafter amended from time to time.

(p)	“Purchase Date” means such dates as may be determined by the Committee (in its discretion and on a uniform and nondiscriminatory basis) from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date.

(q)	“Share” means a share of Common Stock.

(r)	“Subsidiary” means a “subsidiary corporation” whether now or hereafter existing, as defined in section 424(f) of the Code.

SECTION 3.    SHARES SUBJECT TO THE PLAN

(a)	Number Available. A maximum of 300,000 shares of Common Stock shall be available for issuance pursuant to the Plan. Beginning with the first fiscal year of the Company beginning after the effective date of the Plan, on the first day of each fiscal year of the Company, Shares will be added to the Plan equal to the lesser of (i) 1% of the outstanding Shares on the last day of the prior fiscal year, (ii) 150,000 Shares, or (iii) such lesser amount as determined by the Board. Shares sold under the Plan may be newly issued shares or treasury shares.

(b)	Adjustments. In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of the Company, the Board may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the shares available for purchase under the Plan and in the maximum number of shares subject to any option under the Plan.

SECTION 4.    ENROLLMENT

(a)	Participation. Each Eligible Employee may elect to become a Participant by enrolling or re-enrolling in the Plan effective as of any Enrollment Date. In order to enroll, an Eligible Employee must complete, sign and submit to the Company an enrollment form in such form, manner and by such deadline as may be specified by the Committee from time to time (in its discretion and on a nondiscriminatory basis). Any Participant whose option expires and who has not withdrawn from the Plan automatically will be re-enrolled in the Plan on the Enrollment Date immediately following the Purchase Date on which his or her option expires. Any Participant whose option has not expired and who has not withdrawn from the Plan automatically will be deemed to be un-enrolled from the Participant’s current option and be enrolled as of a subsequent Enrollment Date if the price per Share on such subsequent Enrollment Date is lower than the price per Share on the Enrollment Date relating to the Participant’s current option.

(b)

Payroll Withholding.    On his or her enrollment form, each Participant must elect to make Plan contributions via payroll withholding from his or her Compensation. Pursuant to such procedures as the Committee may specify from time to time, a Participant may elect to have withholding equal to a whole percentage from 1% to 10% (or such lesser, or greater, percentage that the Committee may establish from time to time for all options to be granted on any Enrollment Date). A Participant may elect to increase or decrease his or her rate of payroll withholding by submitting a new enrollment form in accordance with such procedures (including, but not limited to, limitations on the frequency of such changes) as may be established by the Committee from time to time. A Participant may stop his or her payroll withholding by submitting a new enrollment form in accordance with such procedures as may be established by the Committee from time to time. In order to be effective as of a specific date, an enrollment form must be received by the Company no later than the deadline specified by the Committee, in its discretion and on a nondiscriminatory basis, from time to time. Any Participant who is automatically re-enrolled in the Plan will be deemed to have elected to continue his or her contributions at the percentage last elected by the Participant.

SECTION 5.    OPTIONS TO PURCHASE COMMON STOCK

(a)	Grant of Option. On each Enrollment Date on which the Participant enrolls or re-enrolls in the Plan, he or she shall be granted an option to purchase shares of Common Stock.

(b)	Duration of Option. Each option granted under the Plan shall expire upon the conclusion of the option’s offering period which will end on the earliest to occur of (i) the completion of the purchase of shares on the last Purchase Date occurring within 27 months of the Grant Date of such option, (ii) such shorter option period as may be established by the Committee from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date, or (iii) the date on which the Participant ceases to be such for any reason. Until otherwise determined by the Committee for all options to be granted on an Enrollment Date, the period referred to in clause (ii) in the preceding sentence shall mean the period from the applicable Enrollment Date through the last business day prior to the immediately following Enrollment Date.

(c)	Number of Shares Subject to Option. The number of shares available for purchase by each Participant under the option will be established by the Committee from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date.

(d)	Other Terms and Conditions. Each option shall be subject to the following additional terms and conditions:

(1)	payment for shares purchased under the option shall be made only through payroll withholding under Section 4(b);

(2)	purchase of shares upon exercise of the option will be accomplished only in accordance with Section 6(b);

(3)	the price per share under the option will be determined as provided in Section 6(a); and

(4)	the option in all respects shall be subject to such other terms and conditions (applied on a uniform and nondiscriminatory basis), as the Committee shall determine from time to time in its discretion.

SECTION 6.    PURCHASE OF SHARES

(a)	Exercise of Option. Subject to Section 6(b), on each Purchase Date, the funds then credited to each Participant’s account shall be used to purchase whole shares of Common Stock. Any cash remaining after whole shares of Common Stock have been purchased shall be carried forward in the Participant’s account for the purchase of shares on the next Purchase Date. The price per Share of the Shares purchased under any option granted under the Plan shall be eighty-five percent (85%) of the lower of:

(i)	the closing price per Share on the NASDAQ National Market on the business day preceding the Grant Date for such option; or

(ii)	the closing price per Share on the NASDAQ National Market on the Purchase Date.

(b)	Delivery of Shares. As directed by the Committee in its sole discretion, shares purchased on any Purchase Date shall be delivered directly to the Participant or to a custodian or broker (if any) designated by the Committee to hold shares for the benefit of the Participants. As determined by the Committee from time to time, such shares shall be delivered as physical certificates or by means of a book entry system.

(c)	Exhaustion of Shares. If at any time the shares available under the Plan are over-enrolled, enrollments shall be reduced proportionately to eliminate the over-enrollment. Such reduction method shall be “bottom up,” with the result that all option exercises for one share shall be satisfied first, followed by all exercises for two shares, and so on, until all available shares have been exhausted. Any funds that, due to over-enrollment, cannot be applied to the purchase of whole shares shall be refunded to the Participants (without interest thereon).

SECTION 7.    WITHDRAWAL

A Participant may withdraw from the Plan by submitting a completed enrollment form to the Company. A withdrawal will be effective only if it is received by the Company by the deadline specified by the Committee (in its discretion and on a uniform and nondiscriminatory basis) from time to time. When a withdrawal becomes effective, the Participant’s payroll contributions shall cease and all amounts then credited to the Participant’s account shall be distributed to him or her (without interest thereon).

SECTION 8.    CESSATION OF PARTICIPATION

A Participant shall cease to be a Participant immediately upon the cessation of his or her status as an Eligible Employee (for example, because of his or her termination of employment from all Employers for any reason). As soon as practicable after such cessation, the Participant’s payroll contributions shall cease and all amounts then credited to the Participant’s account shall be distributed to him or her (without interest thereon). If a Participant is on a Company-approved leave of absence, his or her participation in the Plan shall continue for so long as he or she remains an Eligible Employee and has not withdrawn from the Plan pursuant to Section 7.

SECTION 9.    DESIGNATION OF BENEFICIARY

(a)	Designation. Each Participant may, pursuant to such uniform and nondiscriminatory procedures as the Committee may specify from time to time, designate one or more Beneficiaries to receive any amounts credited to the Participant’s account at the time of his or her death. Notwithstanding any contrary provision of this Section 9, Sections 9(a) and 9(b) shall be operative only after (and for so long as) the Committee determines (on a uniform and nondiscriminatory basis) to permit the designation of Beneficiaries.

(b)	Changes. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Committee. However, when so received, the designation or revocation shall be effective as of the date the designation or revocation is executed (whether or not the Participant still is living), but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations.

(c)	Failed Designations. If a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary survives the Participant, the Participant’s Account shall be payable to his or her estate.

SECTION 10.    ADMINISTRATION

(a)	Plan Administrator. The Plan shall be administered by the Committee. The Committee shall have the authority to control and manage the operation and administration of the Plan.

(b)	Actions by Committee. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

(c)	Powers of Committee. The Committee shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following discretionary powers:

(i)	To interpret and determine the meaning and validity of the provisions of the Plan and the options and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or the options;

(ii)	To determine any and all considerations affecting the eligibility of any employee to become a Participant or to remain a Participant in the Plan;

(iii)	To cause an account or accounts to be maintained for each Participant;

(iv)	To determine the time or times when, and the number of shares for which, options shall be granted;

(v)	To establish and revise an accounting method or formula for the Plan;

(vi)	To designate a custodian or broker to receive shares purchased under the Plan and to determine the manner and form in which shares are to be delivered to the designated custodian or broker;

(vii)	To determine the status and rights of Participants and their Beneficiaries or estates;

(viii)	To employ such brokers, counsel, agents and advisers, and to obtain such broker, legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(ix)	To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;

(x)	To adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States;

(xi)	To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan.

(d)	Decisions of Committee. All actions, interpretations, and decisions of the Committee shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

(e)	Administrative Expenses. All expenses incurred in the administration of the Plan by the Committee, or otherwise, including legal fees and expenses, shall be paid and borne by the Employers, except any stamp duties or transfer taxes applicable to the purchase of shares may be charged to the account of each Participant. Any brokerage fees for the purchase of shares by a Participant shall be paid by the Company, but fees and taxes (including brokerage fees) for the transfer, sale or resale of shares by a Participant, or the issuance of physical share certificates, shall be borne solely by the Participant.

(f)	Eligibility to Participate. No member of the Committee who is also an employee of an Employer shall be excluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled, as a member of the Committee, to act or pass upon any matters pertaining specifically to his or her own account under the Plan.

(g)	Indemnification. Each of the Employers shall, and hereby does, indemnify and hold harmless the members of the Committee and the Board, from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

SECTION 11.    AMENDMENT, TERMINATION, AND DURATION

(a)

Amendment, Suspension, or Termination.    The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Board, in its discretion, may elect to terminate all outstanding options either immediately or upon completion of the purchase of shares on the next Purchase Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all amounts then credited to Participants’ accounts which have not been used to purchase shares shall be returned to the Participants (without interest thereon) as soon as administratively practicable.

(b)	Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Section 11(a) (regarding the Board’s right to amend or terminate the Plan), shall remain until December 31, 2013.

SECTION 12.    GENERAL PROVISIONS

(a)	Participation by Subsidiaries. One or more Subsidiaries of the Company may become participating Employers by adopting the Plan and obtaining approval for such adoption from the Board. By adopting the Plan, a Subsidiary shall be deemed to agree to all of its terms, including (but not limited to) the provisions granting exclusive authority (i) to the Board to amend the Plan, and (ii) to the Committee to administer and interpret the Plan. An Employer may terminate its participation in the Plan at any time. The liabilities incurred under the Plan to the Participants employed by each Employer shall be solely the liabilities of that Employer, and no other Employer shall be liable for benefits accrued by a Participant during any period when he or she was not employed by such Employer.

(b)	Inalienability. In no event may either a Participant, a former Participant or his or her Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant’s interest in the Plan is not transferable pursuant to a domestic relations order.

(c)	Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(d)	Requirements of Law. The granting of options and the issuance of shares shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as the Committee may determine are necessary or appropriate.

(e)	Compliance with Rule 16b-3. Any transactions under this Plan with respect to officers (as defined in Rule 16a-1 promulgated under the 1934 Act) are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Notwithstanding any contrary provision of the Plan, if the Committee specifically determines that compliance with Rule 16b-3 no longer is required, all references in the Plan to Rule 16b-3 shall be null and void.

(f)	No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, the granting of options, the purchase of shares, nor any action of any Employer or the Committee, shall be held or construed to confer upon any individual any right to be continued as an employee of the Employer nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any employee at any time, with or without cause.

(g)	Apportionment of Costs and Duties. All acts required of the Employers under the Plan may be performed by the Company for itself and its Subsidiaries, and the costs of the Plan may be equitably apportioned by the Committee among the Company and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employers who is thereunto duly authorized by the Employers.

(h)	Construction and Applicable Law. The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of section 423(b) of the Code. Any provision of the Plan which is inconsistent with section 423(b) of the Code shall, without further act or amendment by the Company or the Committee, be reformed to comply with the requirements of section 423(b) of the Code. The provisions of the Plan shall be construed, administered and enforced in accordance with such Section and with the laws of the State of Washington (excluding Washington’s conflict of laws provisions).

(i)	Captions. The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience, and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

SECTION 13.    EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to execute this Plan on behalf of the Company.

INSIGHTFUL CORPORATION

By	/s/ SHAWN F. JAVID

Title:	President & Chief Executive Officer

DETACH HERE

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PROXY

INSIGHTFUL CORPORATION

PROXY FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

MAY 14, 2003

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned Stockholder of Insightful Corporation, a Delaware corporation, revoking all prior proxies, hereby appoints Shawn F. Javid and Fred Schapelhouman, and each of them, proxies, with full power of substitution, to vote all shares of common stock of Insightful Corporation which the undersigned is entitled to vote at the 2003 Annual Meeting of Stockholders of the Corporation to be held at Orrick, Herrington & Sutcliffe LLP, 719 Second Avenue, Suite 900, Seattle, Washington, on Wednesday, May 14, 2003 at 9:00 a.m. (PST), and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated April 17, 2003, a copy of which has been received by the undersigned, and in their discretion upon any other business that may properly come before the meeting or any adjournments thereof. Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate these at the intention of the undersigned to vote said shares in person.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR,

IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS

AND “FOR” THE PROPOSAL IN ITEM 2.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

INSIGHTFUL CORPORATION

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

  DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

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☒	Please mark votes as in this example.

1.	To elect two (2) Class I Directors to serve for a three year term.			2.	To approve the 2003 Employee Stock Purchase Plan.	FOR	AGAINST	ABSTAIN
	Nominees:	(01) Christopher H. Covington and (02) Arthur H. Reidel				☐	☐	☐

		FOR	WITHHELD
		☐	☐		MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

	☐ ________________________________				MARK HERE IF YOU PLAN TO ATTEND THE MEETING			☐
For all nominees except as noted above

THIS PROXY SHOULD BE DATED AND SIGNED BY THE STOCKHOLDER(S) EXACTLY AS HIS OR HER NAME APPEARS HEREON AND RETURNED PROMPTLY IN THE ENCLOSED ENVELOPE. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHALL SO INDICATE. IF SHARES ARE HELD BY JOINT TENANTS OR A COMMUNITY PROPERTY, BOTH SHOULD SIGN.

Signature:                                              Date:                  Signature:                                                   Date: